News Release

CONTACT:                                 FOR IMMEDIATE RELEASE
Mary E. Woods
Investor Relations
805/295.5600  Ext. 2508



                   3D SYSTEMS ANNOUNCES SHARE BUY-BACK PLAN


     VALENCIA, Calif., May 6, 1997 - 3D Systems Corporation (Nasdaq - NMS:
TDSC) today announced that its board of directors has authorized the company to buy up to 1.5 million of its shares in the open market and through private transactions.

     The company has approximately 11.8 million shares of common stock outstanding.

     "At its current trading levels, we believe the stock is an excellent value and that the repurchase program will serve well our shareholders and the company," according to Arthur B. Sims, the company's chairman and chief executive officer. "Additionally, the repurchased shares will be available for issuance when outstanding stock options are exercised."

     "The actual number of shares repurchased, and the timing of the purchases, will be based on 3D's stock price, general conditions and other factors," he added.

     3D Systems Corporation develops, manufactures and markets solid-imaging systems. In manufacturing, 3D's products fabricate solid objects using input from CAD/CAM


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systems, substantially reducing the time and cost of bringing new products to market. Major applications include rapid prototyping and tooling for products in a variety of manufacturing industries worldwide, including automotive, aerospace, medical, computer, electronic and consumer products.

     Except for the historical information contained in this news release, the matters discussed are forward-looking statements that involve uncertainties such as the timely development and acceptance of new products, the impact of competitive products and pricing, industry-wide economic conditions, the management of growth and other risks detailed from time to time in the company's SEC reports, including its 1996 Form 10-K.

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